Exhibit 2.4

CERTIFICATE OF AMENDMENT

OF THE BYLAWS

OF

WIRELESS ELECTRICAL GRID LAN, WiGL INC

The undersigned, who is the duly elected Secretary of WIRELESS ELECTRICAL GRID LAN, WiGL INC, a Virginia corporation (the “Company”), does hereby certify, as follows:

1.	Section 1 of Article VI of the Bylaws of the Company was amended, by unanimous written consent of the Board, on 19 November 2021, to read in its entirety, as follows:

“Section 1. Certificate of Shares. Shares of the corporation’s stock may be certified or uncertified, as provided under Virginia law, and shall be entered in the books of the corporation and registered as they are issued. Certificates representing shares of the corporation’s stock shall be signed in the name of the corporation by the chairman of the board or vice chairman of the board or the chief executive officer or president or vice president and by the chief financial officer or an assistant treasurer or the secretary or any assistant secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be facsimile. In the event that any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on the certificate shall have ceased to be that officer, transfer agent, or registrar before that certificate is issued, it may be issued by the corporation with the same effect as if that person were an officer, transfer agent, or registrar at the date of issue.

Within a reasonable time after the issuance or transfer of uncertified shares, the corporation shall send to the registered owner thereof a written notice that shall set forth the name of the corporation, that the corporation is organized under the laws of the State of Virginia, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares imposed by the corporation’s certificate of incorporation, these by-laws, any agreement among shareholders or any agreement between shareholders and the corporation.”

2.	Section 1 of Article VI of the Bylaws of the Company was amended, by unanimous written consent of the Board, on 19 November 2021, to read in its entirety, as follows:

“Section 2. Lost Certificates. Except as provided in this Section 1, no new certificates for shares or uncertified shares shall be issued to replace an old certificate unless the latter is surrendered to the corporation and cancelled at the same time. The board of directors may, in case any share certificate or certificate for any other security is lost, stolen, or destroyed, authorize the issuance of a replacement certificate of stock, or uncertified shares in place of a certificate previously issued by it on such terms and conditions as the board may require, including provision for indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability on account of the alleged loss, theft, or destruction of the certificate or the issuance of the replacement certificate or uncertified shares.”

3.	The foregoing amendments to the Bylaws of the Corporation have not been modified, amended, rescinded, or revoked and remain in full force and effect on the date hereof.

The undersigned has executed this Certificate as of 19 November 2021.

/s/ Dr. Ahmad Glover
Dr. Ahmad Glover / Founder & CEO